CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 13, 2021

Board of Directors

Sky Quarry Inc.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A of our reports dated March 31, 2021, with respect to the consolidated balance sheets of Sky Quarry Inc. (and subsidiaries) as of December 31, 2020 and 2019 and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the calendar year period ended 2020 and the inception period from June 4, 2019 through December 31, 2019, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

May 13, 2021